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EXHIBIT 11.1
INTELLICORP, INC.
STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE


                                       Three months ended           Six months ended
                                          December 31,                 December 31,
(In thousands, except               -----------------------       -----------------------
per share amounts)                     1996          1995            1996          1995
                                    --------       --------       --------       --------
Primary and Fully Diluted:

Total weighted average common
    shares outstanding                12,435         12,195         12,415         12,160
                                    ========       ========       ========       ========

Loss per Share:

      Net loss                      $   (668)      $   (721)      $ (1,649)      $ (1,193)

      Preferred stock dividend
          requirement                    (45)           -              (90)           -
                                    --------       --------       --------       --------

      Net loss available to
          common stockholders       $   (713)      $   (721)      $ (1,739)      $ (1,193)
                                    ========       ========       ========       ========

      Net loss per share            $  (0.06)      $  (0.06)      $  (0.14)      $  (0.10)
                                    ========       ========       ========       ========


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